Exhibit 99.1

Tesoro Logistics LP to Acquire Remaining Portion of QEP Midstream Partners, LP
SAN ANTONIO - April 6, 2015, - Tesoro Logistics LP (NYSE:TLLP) (“TLLP”) and QEP Midstream Partners, LP (NYSE:QEPM) (“QEPM”) today jointly announced the signing of a definitive merger agreement whereby TLLP will acquire QEPM in a unit-for-unit exchange. Under the terms of the merger agreement, QEPM public unitholders will receive 0.3088 TLLP common units for each QEPM Common Unit held. This consideration is valued at $17.09 per QEPM common unit based on today’s TLLP closing price of $55.34 and represents an 8.5% premium to TLLP’s original proposal of 0.2846 announced on December 2, 2014 and an 8.6% premium to today’s QEPM closing price of $15.74. The transaction has been approved by the boards of directors at both companies as well as the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of QEP Midstream Partners GP, LLC, the general partner of QEPM (“QEPM GP”).
“We are pleased to announce the execution of this agreement for the merger of QEP Midstream Partners into Tesoro Logistics,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “The merger will allow for a more simplified business structure, which is consistent with our integrated logistics strategy.”
TLLP currently owns an approximate 55.8% limited partner interest in QEPM, consisting of 3,701,750 common units and 26,705,000 subordinated units, and 100% of the limited liability company interests of QEPM GP, which itself holds a 2% general partner interest and 100% of the incentive distribution rights in QEPM.
The transaction is expected to close in 2015 and is subject to customary closing conditions, including approval by the QEPM unitholders.
Norton Rose Fulbright US LLP acted as legal counsel to TLLP. Tudor, Pickering, Holt & Co. acted as financial advisor to the Conflicts Committee, and Andrews Kurth acted as special legal advisor to the Conflicts Committee.
About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the Western and Mid-Continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.
About QEPM Midstream Partners, LP
QEP Midstream Partners, LP is a master limited partnership that was formed to own, operate, acquire and develop midstream assets. QEPM provides midstream gathering and processing services to companies in the Green River, Uinta and Williston basins. Further information about the Partnership is available at www.qepm.com.
Certain statements and information in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.
Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, approval of the proposed merger by QEPM’s unitholders, the expected timing of the closing of the proposed merger, any approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the ability to integrate operations, the impact of competition and other risk factors included in the reports filed with the U.S. Securities and Exchange Commission (the “SEC”) by TLLP and QEPM. For more information concerning factors that could affect these statements see our annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
Important Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a solicitation of any vote or approval. The communication contains information relating to a proposed business combination transaction between TLLP and QEPM. TLLP and QEPM will file a proxy statement/prospectus and other documents with the SEC. INVESTORS AND SECURITY HOLDERS OF QEPM ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to unitholders of QEPM. Investors and security holders will be able to obtain free copies of these documents (if and when they become available) and other documents filed with the SEC by TLLP and/or QEPM through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus (if and when available) and other documents filed with the SEC can also be obtained by directing a request to Investor Relations, Tesoro Logistics LP, 19100 Ridgewood Parkway, San Antonio, Texas 78259 or at Tesoro Logistics LP’s Investor Relations website at http://www.tesorologistics.com.
TLLP, QEPM and the directors and executive officers of their respective general partners and certain other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed business combination between TLLP and QEPM. Information regarding the directors and executive officers of TLLP’s General Partner is available in TLLP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 24, 2015. Information regarding the directors and executive officers of QEPM’s General Partner is available in QEPM’s Annual Report on Form 10-K for the year ended December

31, 2014, filed with the SEC on March 10, 2015. Other information regarding the participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC (if and when they become available).
Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702